UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 2, 2015
Level 3 Communications, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-35134	47-0210602
(State or other	(Commission File	(IRS employer
jurisdiction of incorporation)	Number)	Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado (Address of principal executive offices)	80021 (Zip code)

720-888-1000
(Registrant’s telephone number including area code)

Not applicable
(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Effective March 2, 2015, the Board of Directors (the “Board”) of Level 3 Communications, Inc. (the “Company”) determined that The Vanguard Group, Inc. together with its subsidiaries (collectively, “Vanguard”), who acts, or may in the future act, as the manager and/or investment advisor of various investment funds and accounts (collectively, the “Funds” and, together with Vanguard, the “Vanguard Investors”) are collectively an “Exempt Person” pursuant to clause (iv) of the definition of that term in the Company’s Rights Agreement, dated as of April 10, 2011, between the Company and Wells Fargo Bank, N.A., as rights agent (as amended effective as of July 21, 2014, the “Rights Agreement”).

The Rights Agreement is in place to deter acquisitions of the Company’s common stock, par value $.01 per share (the “Common Stock”), that would potentially limit the Company’s ability to use its built-in losses and any resulting net loss carryforwards (“NOLs”) to reduce potential future federal income tax obligations.  In general terms, the rights issued under the Rights Agreement impose a significant penalty to any person, together with its Affiliates (as defined in the Rights Agreement), that acquires 4.9% or more of the Common Stock, unless such person is an “Exempt Person” or is otherwise excluded from the Rights Agreement.

Vanguard has affirmatively represented and agreed that (i) neither Vanguard nor any of the Funds will acquire beneficial ownership of 4.9% or more of the Common Stock (notwithstanding that Vanguard may be deemed to be the beneficial owner of 4.9% or more of the Common Stock for purposes of the securities laws) and (ii) the Funds do not have any formal or informal understanding among themselves, or with Vanguard, to make “coordinated acquisitions” of Common Stock such that they would be treated as a single “entity” within the meaning of Section 1.382-3(a)(1) of the regulations of the Department of the Treasury. The Board determined to include the Vanguard Investors within the definition of “Exempt Person” so long as they remain in compliance with those agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Level 3 Communications, Inc.

By: /s/ Neil J. Eckstein
Neil J. Eckstein, Senior Vice President

Date: March 3, 2015

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